NEWS
Jodi Dyer
Vice President, Investor Relations and CFO, Digital & Technology

YUM! Brands Announces Intention to Refinance Certain Notes
Issued Pursuant to its Existing Securitization Financing Facility

Louisville, KY, August 5, 2021–YUM! Brands, Inc. (NYSE: YUM) (the “Company”) today announced its intention to refinance its Series 2016-1 Notes Fixed Rate Senior Secured Notes, Class A-2-II (the “Series 2016-1 Class A-2-II Notes”) and Series 2018-1 Fixed Rate Senior Secured Notes, Class A-2-I (the “Series 2018-1 Class A-2-I Notes”), issued by a wholly-owned subsidiary of Taco Bell Corp., pursuant to the Company’s securitization financing facility (the “Securitization Financing”) securitizing Taco Bell's U.S. franchise royalties.

As of June 30, 2021, the balances of the Series 2016-1 Class A-2-II Notes, the Series 2016-1 Class A-2-III Notes (the “Series 2016-1 Class A-2-III Notes”), the Series 2018-1 Class A-2-I Notes and the Series 2018-1 Class A-2-II Fixed Rate Senior Secured Notes (the “Series 2018-1 Class A-2-II Notes”) issued pursuant to the Securitization Financing were approximately $480 million, $960 million, $804 million and $609 million, respectively.

The Company intends to replace the Series 2016-1 Class A-2-II Notes and the Series 2018-1 Class A-2-I Notes with a new series of notes issued pursuant to the Securitization Financing, expected to be comprised of $2 billion of senior term notes (the “New Notes”). The Company intends to use the net proceeds of the New Notes for repayment of the Series 2016-1 Class A-2-II Notes and the Series 2018-1 Class A-2-I Notes, certain transaction-related expenses, for general corporate purposes and may also be used to return capital to shareholders of the Company. The Series 2016-1 Class A-2-III Notes and Series 2018-1 Class A-2-II Notes will remain outstanding.

There can be no assurance regarding the timing of a refinancing transaction, the interest rate at which the Series 2016-1 Class A-2-II Notes and the Series 2018-1 Class A-2-I Notes would be refinanced, or that a refinancing transaction will be completed.

The New Notes are being sold to qualified institutional buyers in the United States in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act. The New Notes have not been, and will not be, registered under the Securities Act, any state or other jurisdictions securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdiction’s securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other security. Any offers of the New Notes will be made only by means of a private offering circular.

Analysts are invited to contact: Jodi Dyer, Vice President, Investor Relations and CFO, Digital & Technology at 888/298-6986.

Members of the media are invited to contact: Virginia Ferguson, Vice President, Public Relations, at 502/874-8200.

Yum! Brands, Inc. • 1900 Colonel Sanders Lane • Louisville, KY 40213
P: 502.874.8300 • www.yum.com/investors